Exhibit 10.20

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”) is dated this 7th day of October, 2010 (the “Effective Date”), by and between Smith Electric Vehicles US Corp., of 12200 N.W. Ambassador Drive, Suite 326, Kansas City, Missouri, USA, its subsidiaries and Affiliates (“Smith”), and AVIA Ashok Leyland Motors s.r.o. of Beranovych 140, CZ 19903 Praha 9. Letnany, Czeeh Republic, its subsidiaries and Affiliates (collectively, “AVIA Ashok”) (collectively the “Parties,” and each individually a “Party”), based upon the following recitals.

A.            AVIA Ashok desires to sell and Smith desnes to purchase the Products on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following words, when capitalized, have the meanings set forth below:

1.1          “Affiliate” means any business or other entity which is directly or indirectly controlling, controlled by or under common control with the specified entity, and control means direct or indirect ownership or actual control of at least fifty percent (50%) of the voting shares or other equity interest having power to elect directors or persons performing a similar function.

1.2          “Background Intellectual Property” of a Party means (a) the intellectual Property of a Party that is owned or controlled by that Party before the Effective Date of this Agreement, or (b) created by a Party outside the scope of this Agreement.

1.3          “Confidential Information” means any and all information which that Party treats as confidential, whether the information is in oral, written, graphic or electronic form: provided that (a) if the information is in writing or other tangible form, it is clearly marked as “proprietary” or “confidential” when disclosed to the receiving Party or (b) if the information is not in tangible form, it (i) is identified as “proprietary” or “confidential” when disclosed and (ii) is identified in reasonable detail in a writing which is marked “proprietary” or “confidential” and is so delivered to the receiving Party within ten (10) days after disclosure by the disclosing Party. Confidential Information excludes any information, date or material which (a) the disclosing. Party expressly agrees in writing is free or any non-disclosure obligations: (b) is independently developed by the receiving Party or its Affiliates without reference to the Confidential Information of the disclosing Party (as evidenced by documentation in the receiving Party’s possession): (c) is lawfully received by the receiving Party or its Affiliates, free of any non-disclosure obligations, from a third Party having the right to so furnish the applicable Confidential Information: or (d) is or becomes generally available to the public without any breach of this Agreement or unauthorized disclosure of Confidential Information by the receiving Party or any of its Affiliates.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

1.4          “Direct Competitor” means any entity which (i) manufactures electrical vehicle products in direct competition with Smith or (ii) sells electrical vehicle products in direct competition with Smith in the Territory.

1.5          “Ex Works” has the meaning as defined in Incoterms 2000.

1.6          “Field of Use” means electric vehicle market, including range extender technology and equipment.

1.7          “Independently Developed Intellectual Property” means Intellectual Property resulting directly from and authored, conceived, developed, reduced to practice or otherwise created during and following the term of this Agreement.

1.8          “Intellectual Property” means all rights in ideas, inventions, works of authorship, know-how, technical information, trade secrets, pending patent applications, patents, copyrights and Confidential Information.

1.9          “Products” means (i) those Products and accessories sold hereunder by AVIA Ashok, which are identified in Attachment A and D and (ii) Service Parts (as defined in Section 12.1) under this Agreement pursuant to an amendment or supplement executed by AVIA Ashok and Smith, along with any updates on cab- and/or frame components.

1.10        “Territory” means the United States of America, Canada, and Mexico.

ARTICLE 2. INTELLECTUAL PROPERTY RIGHTS

2.1          Intellectual Property Rights.

(a)                                 Independent Ownership. Each Party is and remains the owner of its Background Intellectual Property and its Independently Developed Intellectual Property, and the Parties understand and agree that, except as specifically set forth in this Agreement, no license or other rights, either express or implied, are granted by either Party to the other under this Agreement with respect to any Background Intellectual Property or Independently Developed Intellectual Property. Each Party shall decide in its sole discretion whether it protects, and shall bear all costs of protecting, its Background Intellectual Property and Independently Developed Foreground Intellectual Property.

(b)                                 Infringement Claims. This Agreement contemplates the sale of Products based on specifications developed by Smith and listed in Attachment B and technological solutions developed by AVIA Ashok to fulfill those specifications. If any third party alleges that the manufacture, sale or use of Products or any individual component of any Products infringes upon a patent, copyright or other Intellectual Property right belonging to that third party, then each Party supplying the alleged infringed Product shall defend, indemnify and hold harmless the other Party and its Affiliates from such claims and any resulting damages and expenses (including reasonable attorneys’, other professionals’, and court fees). AVIA shall not be

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

liable for any infringement claims stemming from or arising out of (i) specifications requested by Smith or (ii) components added to the AVIA Products by Smith.

(c)           Right to Use; Re-Design.  If the Party which is responsible for indemnification under Section 2.1(b), or any final, non-appealable judgment of a court of competent jurisdiction, determines that any Product or individual component of any Product (each an “Infringing Unit”) infringes on any patents, trademarks, copyrights, industrial design rights, or other proprietary rights, or by misuse or misappropriation of trade secrets, then in addition to the obligations set forth in Section 2.1(d), the indemnifying Party shall, at its expense, use commercially reasonable efforts to either: (i) secure the rights to manufacture, sell and use the allegedly Infringing Unit: (ii) replace or modify the Infringing Unit with a non-infringing product without material degradation in performance, features, functions or quality, or with a mutually agreeable amount of degradation in performance, features, functions or quality, or (iii) if, in the sole judgment and discretion of the indemnifying Party, none of the foregoing alternatives is reasonably available, the indemnifying Party shall notify the indemnified Party to discontinue using the Infringing Unit, but only to the extent necessary to avoid the infringement, and in the case of this clause (iii) the indemnifying Party shall not be liable for any indemnification beyond the indemnified Party’s inventory of Infringing Units on hand at the time of such notification, and the indemnified Party may pursue its remedies available under this Agreement (subject to the limitations contained in Article 11 and elsewhere in this Agreement).

(d)           Indemnification Procedures.  Promptly after either Party receives information regarding the commencement or threatened commencement of any third party infringement claim, the Party receiving the information shall promptly notify the other Party in writing. The obligations of Section 2.1(b) above are contingent on: (i) the indemnified Party not entering into any settlement or concession with regard to the applicable indemnified claim without prior approval of the indemnifying Party; (ii) the indemnifying Party having full control of the defense of the indemnified claim, with the reasonable cooperation of the indemnified Party; and (iii) the cooperation of the indemnified party in implementing and distributing revised Products to avoid any continuing or future infringement, or otherwise assisting in mitigating potential infringement damages.

(e)           Party’s Failure to Act.  If the indemnifying Party does not confirm that it will assume control of the defense of any infringement claim (and provide reasonable assurance regarding its fulfillment of this obligation), the indemnified Party shall have the right to take appropriate legal action and the indemnifying Party shall promptly reimburse the indemnified Party for all reasonable costs and expenses upon presentation of reasonable supporting documentation.

(f)            Branding.  Smith shall have the right to brand Products, identified in Attachment A, with the Smith brand under the terms of this agreement for

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

deliveries within the Territory for the term of this Agreement for use in the Field Of Use.

ARTICLE 3. ORDER OF PRODUCTS

3.1          Purchase and Supply of Products. Smith agrees to purchase, and AVIA Ashok agrees to supply, Products and Service Parts, in accordance with the terms of this Agreement, at the prices listed in Attachment A, provided that AVIA Ashok’s obligation to supply Products shall be conditioned upon AVIA Ashok’s acceptance of any changes to the specifications set forth on Attachment B.

3.2                               Forecasts; Purchase Orders.

(a)           Rolling 6-Month Forecast.   At least thirty (30) days before the Start of Production, and on approximately the first day of each month after the Start of Production, Smith shall deliver to AVIA a good faith rolling six (6) month estimate of Product purchases on a monthly basis (a “Rolling Forecast”).

(b)           Submittal of Purchase Orders.  Smith shall submit purchase orders to AVIA Ashok for the Product on a quarterly basis, and AVIA Ashok shall accept purchase orders submitted in accordance with this Agreement. Purchase orders may be issued by mail, facsimile or (upon mutual agreement of the Parties), electronic data interchange. All purchase orders issued under this Agreement shall be deemed to incorporate and be governed by the terms and conditions of this Agreement.

(c)           After transmission and confirmation of the order by AVIA, the quantity and specification of the order cannot be changed for the coming[***]weeks. The maximum change in volume for weeks [**] to [***] after order confirmation shall not exceed [***]% of the original order volume. The maximum change in volume for weeks[***]to [***]after order confirmation shall not exceed [***] of the original order volume. Volumes and specifications of weeks[***] or later can be changed vs. the volumes of the 6-months-forcast as per 3.2 (a). Additional quantities shall be subject to there being no other constraints such as in production or sourcing of raw materials etc.

3.3          Non-standard Orders.  AVIA Ashok shall use commercially reasonable efforts to (i) fill any purchase orders in excess of estimated purchase volumes provided that AVIA Ashok shall not have any liability for failure to timely deliver Products subject to purchase orders and (ii) fill any purchase orders on an expedited basis provided that AVIA Ashok shall have no liability for failure to deliver Products based upon non-standard lead times. Notwithstanding the foregoing, if AVIA Ashok incurs additional costs to fill purchase orders in accordance with this Section 3.3, it shall provide a written estimate of the additional costs to the Smith, and the AVIA Ashok shall have no obligation to fulfill the applicable purchase order unless AVIA Ashok mutually agree upon the amount of the additional costs which shall be paid.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

3.4          Conflicting Terms Void; Modifications.   Any terms contained in any purchase order, confirmation or invoice which are different from, or in addition to, the terms of this Agreement shall be deemed void and of no effect, unless otherwise agreed in a writing signed by both of the Parties.

ARTICLE 4. PRICES AND PAYMENTS

4.1          Products Pricing.

(a)           Sale Terms.  AVIA Ashok shall sell the Products to Smith at the prices set forth in Attachment A to this Agreement. The prices for the Products listed on Attachment A as of the Effective Date are based on the specifications as of the Effective Date of this Agreement changes in the Product specifications may result in mutually-agreeable changes to Product prices. Neither Party shall have any obligation to implement any changes to the Products until the Parties agree upon changes to the Product prices.

(b)           Except as set forth in section 4.1(c). Pricing shall remain firm for each full calendar year as agreed by the Parties and shall be revised from year to year.

(c)           Cost reduction.   The parties agree to work together continuously in order to reduce the manufacturing costs of the product. To achieve that long term and on an on-going basis, the engineering and procurement departments of the Parties shall work closely together. The two parties agree to reduce the price of Products based on specific cost-reduction projects mutually identified and agreed upon. Attachment E sets forth the agreed to cost reduction projects (“Cost Reduction Projects”). The Parties agree to continue to develop cost reduction projects on a forward looking basis.

ARTICLE 5. EXCLUSIVITY

5.1          Smith shall have exclusive rights to sell, service, and market the Products and Service Parts within the Field of Use under this Agreement in the Territory for the term of this Agreement. In the event Smith fails to purchase the minimum annual purchase requirements as set forth in Attachment C, Smith’s rights under this Agreement shall become non-exclusive rights.

During the term of this Agreement, Smith shall exclusively procure AVIA Cab-Kitsfor the Smith Newton truck.

During the term of this Agreement, Smith agrees to exclusively procure AVIA Frame-Kits from AVIA for the Smith Newton truck. The Parties are jointly committed to reduce the manufacturing costs of and the Price of the AVIA Frame-Kits. AVIA agrees to use good faith commercial efforts and diligence to provide the AVIA Frame-Kits to Smith at net costs (inclusive of transfer price, shipping costs, tariffs, duties, and taxes, etc.,) that are US market competitive. AVIA recognizes than in addition to US market competitive costs for the AVIA Frame-Kits, production of said Frame-Kits in the US greatly enhances the

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

salability of the Smith Newton in the US, Canada, and Mexico in regards to NAFTA, Buy American, and Buy America treaties and laws (Regulations).

5.2           As modified in section 5.1. above, for the duration of this Agreement. Smith shall procure and assemble for their product, the Smith Newtontruck, the AVIA Cab-kit and AVIA Frame-Kits regardless of the location of assembly of the frame.

5.3           The Parties do agree, in each Parties sole discretion, to co-promote each other and each other’s products. Unless agreed upon by both parties in writing, during the term of this Agreement and for a period of one (1) year following termination for any reason, both Parties agree not to vilify, criticize, or otherwise slander or defame the business or business practices of AVIA Ashok or Smith, or its officers, directors, or employees.

5.4           AVIA Ashok, its subsidiaries and affiliates, shall not compete with Smith in the Territory and Smith shall have exclusive rights to sell, service, and market the Product and Service Parts under this Agreement in the Field of Use. Reciprocally Smith shall exclusively procure for the electric vehicle NEWTON truck, the AVIA Cab-kit and AVIA Frame-kit parts in the territory in the field of use.

5.5           In the event AVIA Ashok sells, manufactures, or assembles its vehicles or products in the Territory or grants any rights to any person or entity to do the same, it agrees to: (i) not compete with Smith or to permit any other person or entity to so compete, as set forth in Section 5.1 and 5.3. above, and (ii) modify the appearance of the cab so as to make the Smith cab readily distinct and avoid consumer confusion. For purposes of clarification, the cab supplied to Smith under this Agreement is represented in the photographs set forth in Attachment D.

5.6           New territories.  In the event Smith acquires or otherwise gains a controlling interest in Smith Electric UK, the parties agree to negotiate in good faith the inclusion of such additional territories under this Agreement.

ARTICLE 6. PAYMENT

6.1           Wire Transfer.  Payment of the amount of any accepted purchase order shall be made by means of a bank wire transfer of immediately available funds in U.S. Dollars, to the account number provided.

6.2           Payment Terms.  For orders and deliveries from August to December 2010, the parties agree to the terms 10% down-payment, payable against invoice provided by AVIA upon receipt of a purchase order from Smith: 90% payable within 90 days after the date of invoice, subject to annual mutual reviews.

6.3           Late Payment.  All amounts not paid when due shall bear interest from the due date at the rate of one and one-half percent (1.5%) per month.

6.4           Tax Liability.  AVIA Ashok shall not be liable for Non-Income Taxes (as defined below) applicable to goods and services sold to the other Party under this Agreement.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

“Non-Income Taxes” means any U.S. federal, state and local sales, use, excise, utility, consumption, value added and other similar types of transaction based taxes assessed on the provision of goods and services. For all sales of Product upon which tax reimbursement to AVIA Ashok is applicable. AVIA Ashok shall separately itemize all applicable taxes on invoice submitted to Smith.

ARTICLE 7. DELIVERY

7.1           Delivery Terms.  All Products shall be sold Ex Works (AVIA Ashok facility) to ship to locations as provide to AVIA Ashok by Smith, unless agreed otherwise in writing by the Parties. Title shall pass to the receiving Party simultaneously with passage of risk of loss to the receiving Party as specified in Incoterms 2000.

7.2           Packaging.  All Product supplied by AVIA Ashok shall be packed and marked in accordance with all applicable laws.

7.3           Lead Times: Expedited Delivery.  In the case of an emergency order (which shall be more than 20% in excess of any Rolling Forecast), the Party receiving the order shall determine whether, and if so when the amount in excess of 20% of the Rolling Forecast can be filled and advise the ordering Party as to the earliest practicable delivery date All costs, if any, of fulfilling emergency orders beyond the standardize pricing shall be paid by the ordering Party within thirty (30) days after Smith receives an invoice for those costs. There shall be no liability to either Party for any failure or delay in satisfying such emergency orders.

7.4           Testing and Inspection. AVIA Ashok shall use commercially reasonable efforts to inspect and test Products prior to delivery. AVIA Ashok shall maintain as part of its quality records inspection reports that confirm the delivered Products have been manufactured, tested, and packaged in accordance with the requirements set forth in this Agreement and by applicable laws.

ARTICLE 8. INCORRECT QUANTITIES OR TYPE

8.1           Discrepancy.  If, after delivery. Smith discovers any discrepancy between (i) the quantity or type of Products ordered and that received or (ii) the quantity or type of Products invoiced and that received, Smith shall use best efforts to timely give notification to AVIA Ashok of the discrepancy. Appropriate adjustments shall be made in the ordinary course.

8.2           Non-Conformity.  If the Products delivered are non-conforming products to the specifications and requirements, AVIA Ashok shall use commercially reasonable efforts in supply conforming Products to Smith as soon as reasonably possible and shall advise Smith of the earliest practicable delivery date. However, if AVIA Ashok fails to provides conforming Products within 60 days following the written notification (in paper or by mail) about non-conformance from Smith to AVIA Ashok, AVIA Ashok shall be subject, at Smith’s discretion, to a penalty of        [***]       of the total price of the non-conforming Product, per week, subject to a maximum of    [***]    until the conforming Product is delivered to Smith.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

ARTICLE 9. QUALITY ASSURANCE, WARRANTY AND RECALL

9.1           Conformity with Specifications.  All Products sold are warranted to conform to the Product’s specifications (as described in Section 9.4 of this Agreement) and to be free from defects in material and workmanship under normal use

No other warranties, express or implied, are made with respect to the products including, but not limited to, any implied warranty of merchantability or fitness for a particular purpose.

9.2           Defective Products.  As used in this Agreement, the term “Defective Products” means any Product which fails to meet the warranty contained in Section 9.1 within the warranty periods described in Section 9.4.  “Defective Products” shall specifically exclude, without limitation, any Products (i) which have been subjected to misuse, negligence, accident, improper maintenance, or improper installation or application, (ii) which have been repaired or altered without AVIA Ashok prior written consent, (iii) fails to perform its intended use solely due to the specifications provided by Smith to AVIA, (iv) or component parts not provided by AVIA and added to the finished vehicle by Smith.

9.3           Warranty Obligation.  Except as set forth in Section 9.6 and Article 10, Smith’s sole obligation and exclusive remedy, regarding Defective Products is for AVIA Ashok, at its option, to either repair or to replace Defective Products.

9.4           Warranty Period.  The warranty period for Products shall be as set forth in Attachment A from the date of delivery.

9.5           Product Returns.  At AVIA Ashok’s election, Smith, having received the Defective Product shall either (i) return to a location designated by AVIA Ashok, and at AVIA Ashok’s cost, any allegedly Defective Products for which claims are made, with a written explanation of the claimed failures, or (ii) make the allegedly Defective Products available at Smith’s premises for inspection by AVIA Ashok or its designated representative. If the allegedly Defective Products are determined to be in compliance with the warranty under Section 9.4 to the reasonable satisfaction of the Parties, they shall be returned to retained by Smith, and Smith shall bear the cost of any freight in both directions and any costs incurred in inspecting the Products.

9.6           Mandatory Recall Procedures.

(a)           If a recall or field corrective action caused solely by defective products is mandated by a governmental agency, including the United States federal of state governmental agencies, or by the Mexican or Canadian governmental agencies, then Smith will promptly notify AVIA Ashok in writing of the required recall or field corrective action, with reasonable detail and with reasonable supporting documentation. The Parties shall immediately, diligently and in good faith work together to determine the cause of the Defective Products, and shall immediately assist in preparing and implementing a recall or field corrective action of Defective Products. In the event of such a recall or field corrective action of

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

Defective Products: (a) AVIA Ashok, at its option, may either or replace Defective Products or refund the purchase price for Defective Products, and (b) AVIA Ashok shall pay the reasonable cost of (1) preparing, printing and mailing a recall notice to inform dealers, distributors and customers of the name of the recall. (ii) freight for replacement parts required to repair or replace Defective Products, and (iii) reasonable labor costs and expenses for Smith to perform in-field replacement activities, if any, for Defective Products.

(b)           Voluntary Recall Procedures. If a recall or filed corrective action caused solely by Defective Products is initiated by AVIA or Smith, then the initiating Party will promptly notify the non-initiating Party in writing of the voluntary recall or field corrective action with reasonable detail and with reasonable supporting documentation. The Parties shall immediately, diligently and in good faith work together to determine the cause of the Defective Products, and shall immediately assist in preparing and implementing a recall or field corrective action of Defective Products. In the event of such a recall or field corrective action of Defective Products and under the condition that the defective parts have been supplied by AVIA Ashok(a) AVIA Ashok, at its option, may either repair or replace Defective Products or refund the purchase price for Defective Products, and (b) AVIA Ashok shall pay the reasonable cost of: (i) preparing, printing and mailing a recall notice to inform dealers, distributors and customers of the nature of the recall. (ii) freight for replacement parts required to repair or replace Defective Products. and (iii) reasonable labor costs and expenses for Smith to perform in-field replacement activities, if any, for Defective Products.

(c)                                  AVIA shall not be liable for recall expenses stemming from or arising out of (i) specifications requested by Smith or (ii) components added to the AVIA Products by Smith.

ARTICLE 10. PRODUCT LIABILITY

10.1         Losses Defined. As used in this Article 10, the term “Losses,” when capitalized, means any loss, cost, damage and expense (including reasonable attorneys’, other professionals and court fees), arising from any death of or injury to any person, or damage to any property.

10.2         Indemnity for Losses. AVIA Ashok shall defend, indemnify, and hold harmless Smith and its Affiliates for Losses proximately caused by Defective Products. Each Party shall defend, indemnify and hold harmless the other Party and its Affiliates from the appropriate Losses (a) caused by or related to Products, other than Losses which are proximately caused by Defective Products or (b) which are proximately caused by the Party’s acts or omissions, including, but not limited to, (i) specifications as to design or materials, as contained in Attachment B, (ii) any failure to provide adequate warnings or instructions for use of the Product (including proper packaging and labeling), (iii) testing, storage, handling, release, export, import or shipment of the Product and (iv) misuse of the Products. The Parties shall only be responsible for indemnification under this section 10.2 for their own products and parts. Smith shall defend, indemnify, and hold harmless

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

AVIA for Losses stemming from or arising out of (i) specification requested by Smith or (ii) components added to the AVIA Products by Smith.

10.3         Notice of Claims. If any claim is made or threatened against either Party or its Affiliates which is allegedly caused by the Products, regardless or whether the claim is based upon strict liability, negligence, warranty, or any other theory of recovery, each Party will provide to the other Party prompt notice of the claim and copies of all documents they receive which relate to the claim.

10.4         Defense of Claims. With respect to any claim described in Section 10.3, the Parties shall immediately discuss the claim and shall attempt to determine if the claim relates to Defective Products. If a claim relates solely to Defective Products, AVIA Ashok shall defend, indemnify, and hold Smith harmless from and against the claim and all related Losses. If a claim does not relate to Defective Products, but does relate to a Party’s acts or omissions, as specified in Section 10.2, then the Party bearing fault shall defend, indemnify, and hold the other Party harmless from and against the claim and all related Losses. If a claim contains allegations for which the both Parties is obligated to indemnify or fault cannot he determined, then each Party shall separately defend their own interests.

10.5         Conditions to Indemnification Obligations. The indemnification and defense obligations under this Article 10 are contingent on (i) the indemnified Party not entering into any settlement or concession with regard to an indemnified claim without prior approval of the indemnifying party and (ii) the indemnifying Party having full control of the defense of the indemnified claim, with the reasonable cooperation of the indemnified Party. If the indemnifying Party does not confirm that it will assume control of the defenses of any claim for which the indemnified Party seeks indemnification (and provide reasonable assurance regarding its fulfillment of this obligation), the indemnified Party shall have the right to take appropriate legal action and the indemnifying Party shall promptly reimburse the indemnified Party for all reasonable costs and expenses of defending the applicable claim upon presentation of reasonable supporting documentation.

ARTICLE 11. LIMITATION OF LIABILITY

11.1         No Recovery of Certain Damages. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT OR WARRANTY, ALLEGED NEGLIGENCE OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES.

11.2         Available Remedies. Except as limited Pursuant to Article 9 and Article 10, or otherwise limited by other provisions of this Agreement, in the event of any breach or termination of this Agreement, either Party shall be entitled to pursue all remedies available at law or in equity.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

ARTICLE 12. SUPPLY OF SERVICE PARTS

12.1         Master Spare-part Agreement - Smith will act as an exclusive Master Spare-part and Service-part Distributor of parts for electric vehicles as defined by this Agreement to final customers of Smith in the Territory.

12.2         AVIA, its subsidiaries, affiliates, other group companies and their cooperation partners, and contracting partners will not distribute or sell the defined parts to customers of Smith - those having already received the product in the field of use within the territory.

12.3         Service Parts. AVIA or their designee shall supply new component parts to Smith for the Products for use as service parts (“Service Parts”) in addition to sale of Products set forth in Attachment A of this Agreement. A spare-parts catalogue with a corresponding parts price list are as set forth in Attachment A. The spare-parts catalogue will be updated in scope and pricing after every calendar year. All prices will be offered in USD and are valid as ex-works AVIA. Smith shall have the right to brand all vehicle manuals, parts lists, and on-line service and parts systems. AVIA shall provide on-line manuals, parts lists, and parts pricing to Smith and shall keep Smith current on all such systems.

12.4         Smith shall buy from AVIA a first set of common used spare parts - the “spare-parts-set” of the product within 90 days after this Agreement becomes effective. The selection of the parts and the unit quantities of the spare-parts-set will be defined by Smith. The total value of the parts of the first “spare-parts-set” shall not exced 100k USD. The spare-parts-set will be used as a parts pool with an automatized re-filling procedure organized by AVIA, but approved by Smith. Any spare-parts consumed by Smith out of this parts pool will be invoiced with the agreed prices of the latest price list and with payment terms of 90 days. AVIA will be notified about all consumptions on a weekly basis and will (a) invoice the consumed parts and (b) organize the delivery of the new parts to the spare-parts-pool (re-fill) at Smith.

12.5         AVIA will sell the first spare parts set to Smith at the listed prices, with payment terms of 180 days. After 180 days, the payment period will automatically be prolonged by another 180 days. The automatic prolongation will be continued as long as this Agreement between the parties remains effective. Starting with the first prolongation. AVIA will invoice Smith with interests on the total value of the defined “Spare-parts-set”, using USD-LIBOR +1% year. Invoices to be issued by AVIA every 6 months with 30 days payment terms, using the LIBOR level of the day of invoicing.

12.6         In the event of an expiration or termination of this Agreement. Smith will buy all parts of the spare-parts-pool at the prices of the latest spare parts price list or will return all parts - originally packed and un-damaged - to AVIA. Un-packed or damaged parts will need to be bought by Smith.

12.7         Any other parts of the AVIA spare-parts-catalogue which are not a defined part of the spare-parts-pool of Smith and the described re-fill procedure, will be sold by AVIA to

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

Smith with ex works terms, in USD and 30 days payment terms (after date of invoice / date of shipping).

12.8         Availability of Service Parts. AVIA Ashok shall supply Service Parts for seven (7) years after the Product ends or is no longer purchased by Smith. Service Parts shall be packaged in the same manner as non-service Products unless Smith agrees to pay for special packaging.

12.9         Right to Service. Smith shall have the right to service or have serviced the Product at its discretion in alignment with the service regulations of AVIA Ashok. AVIA Ashok agrees to provide to Smith all relevant technical data and service related materials for the Products, which are usually provided to customers and dealers. Smith shall have the right to use such data and materials and to brand such service related materials with the Smith brand.

12.10       Technical Support. AVIA Ashok agrees to provide commercially reasonable technical support to Smith for Product supplied under this Agreement.

ARTICLE 13. PRODUCT CHANGES

13.1         If either Party desires to make changes to the Products, it shall submit a written request to the other Party. Within a reasonable period, the Party that received the request shall notify the other Party of its acceptance or rejection of the proposal. In the event the Product change results from Smith’s modification to specification, AVIA Ashok shall provide Smith with its charges for the change, a proposed implementation date, and the impact of such change to the Product unit price.

ARTICLE 14. FORCE MAJEURE

14.1         Force Majeure Defined. Each Party shall be temporarily excused from performing its obligations under this Agreement (other than the payment of money) for so long as such performance is prevented or delayed by any event of Force Majeure. The term “Force Majeure” shall, for purposes of this Agreement, be defined as: (i) any acts of God, terrorism, natural disasters, or wars, or (ii) any act or omission of any government authority.

14.2         Notice and Mitigation. A party affected by an event of Force Majeure shall promptly notify the other Party and shall use commercially reasonable efforts to overcome and mitigate such event of Force Majeure. Without limiting the foregoing, if AVIA Ashok is unable to supply any Products due to Force Majeure, Smith shall be free to purchase such Products from other entities.

Article 15. goverNING LAW, ARBITRATION AND SPECIFIC PERFORMANCE

15.1         Governing Law. This Agreement shall be governed by and construed according to the laws of England as such laws are applied to contracts between residents of England to be performed entirely within such state. By its execution of this Agreement, each Party submits to the jurisdiction of any state or federal courts located in England.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

15.2         Informal Settlement Procedures. The Parties shall attempt to settle any and all claims, disputes, controversies or difference arising between the Parties which arise out of or in relation to or in connection with this Agreement shall in the first instance be attempted to be settled by good faith negotiations between the Parties pursuant to Section 16.3, and if they are not settled by negotiation, they shall be resolved by binding arbitration upon written request of either Party.

15.3         Arbitration Procedures. The Parties shall attempt to settle any and all claims, disputes, controversies or differences arising between the Parties which arise out of or in relation to or in connection with this Agreement shall in the first instance be attempted to be settled as provided in Section 16.3, and if they are not settled by negotiation, they shall be resolved by binding arbitration upon written request of either Party.

15.4         Entry of Judgment. The arbitration award shall be final and binding upon both Parties, and judgment on the arbitration award may be entered in any court having jurisdiction over the Party against whom enforcement is sought or such Party’s property, and application may be made to such court for judicial acceptance of the award on an order of enforcement, as the case may be.

15.5         Notice of Default; Informal Discussions. In the event of a claimed material breach by either Party, the non-breaching party shall provide to the breaching Party a notice of default. Such notice shall clearly specify the nature of the alleged default and what actions it believes are required to correct the default. Upon receipt of said notice of default, the defaulting party shall have sixty (60) days to correct the default. If following the sixty day cure period the matter is not resolved, either Party may notify the other Party that it requests that the Parties attempt to resolve the dispute or determine the remedy for the event of default pursuant to informal dispute resolution. The notice of informal dispute resolution must provide reasonable details describing the nature of the default. Within fifteen (15) days after either Party receives a notice requesting informal dispute resolution, an authorized representative of each Party shall meet and confer for a reasonable period of time to: (i) exchange information pertaining to the dispute or event of default, and (ii) attempt in good faith to agree upon a resolution to the dispute or a remedy for the event of default, as applicable. If the informal dispute resolution procedures or corrective action plan fail to resolve the dispute or achieve an agreement on the remedy for the event of default within sixty (60) days after the receipt of the notice requesting informal dispute resolution, then either Party may pursue arbitration pursuant to Article 15.

ARTICLE 16. TERM AND TERMINATION

16.1         Term of Agreement. This Agreement shall become effective on the Effective Date and shall remain in effect for five (5) years. No later than 180 days prior to the conclusion of the initial period, the Parties shall agree on a further period of five (5) years on a minimum purchase of products as specified under Attachment A for the next five (5) years period.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

16.2 Termination Either Party may terminate this Agreement for material Breach, including failure to timely pay sums due, upon the following the procedures set forth in section 16.3 of this Agreement.

16.3  Effect of Termination.  In the event Smith terminates this Agreement pursuant to Section 16.2 Smith shall have no further liability to AVIA other than to pay for Product ordered by Smith and subsequently delivered by AVIA prior to the expiration of the notice period and which conform to the terms and conditions of this Agreement. Subject to the terms of this Agreement in all other events of termination the party terminating this Agreement shall have all rights and remedies available under law and equity.

16.4  No Prejudice.  The provisions of this Article are without prejudice to any other rights or remedies either Party may have by reason of the default of the other Party.

16.5  In the event that AVIA or its affiliated parent company decides to discontinue its production at Prague, Czech Republic, AVIA will provide Smith with a ninety (90) days advanced written notice. AVIA will offer the product (Cab-Kit and/or Frame-Kits) to Smith from other manufacturing locations of the Ashok Leyland Group and to then offer manufacturing and assembly assets, single parts, sub-assemblies, know how and intellectual property rights of AVIA required to manufacture and assemble the Product at a fair market value to Smith. All rights, titles and interests in and to such assets will be clear of claims and encumbrances.

ARTICLE 17. CONFIDENTIALITY

17.1  Scope of use. Each Party agrees that it shall not use or disclose any of another Party’s Confidential Information, except as authorized herein. All confidential information of a Party shall remain such party’s property during and after the term of this Agreement.

17.2  Non- Disclosure. Each Party (the “Receiving Party”) shall protect all Confidential Information of the other Party (the “Disclosing Party”) against disclosure to third parties in the same manner as it would protect its own similar confidential information against disclosure to others for a period from the Effective Date unit two (2) years following termination of this Agreement. Notwithstanding the above, during such period, each Party may make any disclosure of any of the Disclosing Party’s Confidential Information to (i) its Affiliates, (ii) its and its Affiliates’ employees, agents and consultants who have a need to know and (ii) any others to whom such disclosure is expressly authorized hereunder and is necessary to the Receiving Party’s fulfillment of its obligations hereunder. The Receiving Party shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person. If the Receiving Party reasonable believes that disclosure of Confidential Information is required in accordance with applicable law, then prior to such disclosure (if permitted under applicable law) the Receiving Party shall (a) notify the Disclosing Party and afford the Disclosing Party an opportunity to limit the scope of the required disclosure and (b) take reasonable efforts to minimize the extent of any required

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof.

ARTICLE 18. INSURANCE

18.1         Each Party (or an Affiliate of a Party shall on behalf of that Party) shall obtain and maintain consistent with the provisions of this Agreement, at its sole expense, the following types of insurance coverage, to remain in force during the term of this Agreement, with minimum limits as hereafter set forth: Commercial General Liability covering liability arising from premises, operations, independent contractors, products completed operations, personal and advertising injury, and blanket contractual liability as may be agreed.

18.2         All policies of insurance maintained by each Party in accordance with this Agreement shall be written as primary policies: not contributing with or in excess of coverage that the other Party may carry. Each Party shall be an additional insured under the other Party’s insurance policy, and at the other Party’s request, each Party shall provide the other Party with a certificate of insurance evidencing compliance with the limits, insurance requirements and waiver of subrogation set forth above. Such certificate shall be in a form acceptable to, and underwritten by an insurance company reasonably satisfactory to the other Party and with an A.M. Best Company rating of A- or above. By requiring insurance herein, neither Party represents that coverage nor limits, will necessarily be adequate to protect the other Party. The purchase of appropriate insurance coverage by each Party or the furnishing of a certificate of insurance shall not release each Party from its respective obligations or liabilities under this Agreement.

ARTICLE 19. GENERAL PROVISIONS

19.1         No Inducement. The Parties represent to each other and each agrees that, neither it nor any person acting on its behalf has, in contravention of any applicable law, given or offered to give or shall give or offer to give any sum of money or other material consideration to any person, directly or indirectly, as an inducement to obtain business under this Agreement or to influence the granting of licenses or other governmental permissions to enter into this Agreement or perform obligations hereunder.

19.2         Government Approvals; Regulatory Requirements.

(a)           AVIA Ashok and Smith, respectively, shall be responsible for compliance with and for the obtaining of approvals and permits as may be required under federal, state, and local laws, ordinances, regulations, and rules for the performance of their respective responsibilities and obligations under this Agreement.

(b)           Each Party is responsible for final quality control testing, for providing adequate warnings and instructions for use of the Products (including proper labeling and packaging. Smith shall modify any Product, documentation, or Product labeling without written approval from AVIA Ashok. Each Party shall be

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

responsible for reporting to the other Party any adverse events related to the Products.

19.3         No Agency. This Agreement does not constitute either Party the agent or legal representative of the other Party. Neither Party is authorized to create any obligation on behalf of the other Party.

19.4         Assignment. Neither Party may assign any of its rights or obligations under this Agreement without first obtaining the written consent of the other; provided, however, that both Parties have the right to assign any of its rights or obligations hereunder to any division, subsidiary, or affiliate of the Corporation, or to any successor to its business. Nothing herein shall preclude either Party from subcontracting any of its obligations under this Agreement to any other party.

19.5         No Implied Waiver. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the full right to require such performance at any later time. The waiver by either Party of a breach of any provision of this Agreement shall not constitute a waiver of the provision itself. The failure of either Party to exercise its rights provided under this Agreement shall not constitute a waiver of such right.

19.6         Notices. Any notice under this Agreement shall be in writing (letter or facsimile) and shall be effective upon receipt or refusal or failure to accept receipt by the addressee at its address indicated below.

(a)           Notice sent to Smith shall be addressed as follows:

Smith Electric Vehicles US Corp.

Attention: Bryan Hansel, CEO

Email: bryan.hansel@sev-us.com

Facsimile: 816.164.0510

Telephone: 816.164.0508

With copies to:

Attention: Jacques Schira, General Counsel

Email: Jacques.schira@sev-us.com

Facsimile: 816.164.0510

Telephone: *****

(b)           Notice sent to AVIA Ashok shall be addressed as follows:

AVIA Ashok Leyland Motors s.r.o.

Attention: Marcus Pauels, COO

Email: marcus.pauels@aal.cz

Facsimile: +420.225.142.051

Telephone: +420.225.142.001

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

With copies to:

Attention: Tomas Juicka, CFO

Email: tomas.juicka@aal.cz

Facsimile: +420.225.142.035

Telephone: +420.225.142.001

19.7         Amendments. This Agreement supersedes all previous agreements, oral or written, between Smith and AVIA Ashok with respect to the subject matter of this Agreement. No amendment or modification to this Agreement shall be binding upon either Party unless it is in writing and is signed by both Parties.

19.8         Headings. The Article, Section, and/or Paragraph headings in this Agreement are used for convenience of reference only and shall not be deemed a part of this Agreement for any purpose.

19.9         Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable under any statute, regulation, ordinance, executive order, or other rule of law, that provision shall be deemed severed to the extent necessary to comply with such statute, regulation, ordinance, order, or rule, and the Parties shall negotiate in good faith to arrive at an alternative replacement provision approximating the Parties’ original business objective. The remaining provisions of this Agreement shall remain in effect.

19.10       Entire Agreement. This Agreement contains all the representations and agreements between the Parties hereto and there are no other agreements or understandings, oral or in writing, regarding the matters covered by this Agreement. No terms submitted by either Party which are in addition to or inconsistent with those set forth in this Agreement shall apply to this Agreement unless agreed to in a writing signed by both Parties. The Exhibits attached to this Agreement are made a part of and incorporated in this Agreement.

19.11       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile of this Agreement or an executed counterpart shall be deemed a good and valid execution and delivery of this Agreement.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

IN WITNESS WHEREOF, Smith and AVIA Ashok have caused this Supply Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SMITH ELECTRIC VEHICLES US CORP

By	/s/ Bryan Hansel

Title	CEO

Date	7/10/2010

AVIA ASHOK LEYLAND MOTORS s.r.o.

By	/s/ Marcus Pauels

Title	COO

Date	7/10/2010

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

Attachment A – Products and Pricing

Products.  The “Product” of AVIA is defined as Frame-Kit, Cab-Kit and related components, manufactured and delivered by AVIA Ashok to Smith US, which are designed and destined to be completed by Smith for use in the Field of Use. Smith may add or delete certain components of the Cab-Kit or the Frame-Kit after agreement with AVIA in order to optimize manufacturing and procurement and to improve timing of order execution. AVIA will check feasibility and the cost-effects and after approval by both Parties, agree to provide adjusted pricing to Smith in the event of such specification modification. Certain components of the Cab-Kit and the Frame-Kit are not subject for deletion.

Smith shall have the right to build/assemble chassis (Frame-KITs) in the future in the United States at its cost and pursuant to AVIA’s specifications for use with the AVIA cab in the Territory for use in the Field of Use. AVIA agrees to work with Smith in the transfer of know-how and design from AVIA to Smith in the implementation of its building/assembling of chassis.

“Cab-Kit” means the design and scope of the current fully trimmed cabin of the AVIA Ashok truck-chassis (“D Line”) as per attachment D as individually aligned by AVIA Ashok and Smith for Smith and the US homologation requirements as of the date of this Agreement without any facelift.

Pricing.

The pricing for the Frame-Kits and Cab-Kits of AVIA Ashok is as follows:

[***]

The stated pricing is valid for orders received before December 31st, 2010. The above prices and future negotiated prices will be adjusted to reflect any deletions or additions resulting from component removal from the Cab-Kits and/or the Frame-Kits, and rebates due resulting from such adjustments will be paid by AVIA to Smith.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

Attachment B – Product Specifications

•      Description of a glider

•         Chassis content/deletions

Without engine

Without fuel tank and fuel installation

Without SCR

Without air intake system

Without exhaust system

Without cooling system

Without engine mounting

Without clutch

Without gearbox

Without gearbox shifting

Without clutch control

Without compressor air pipes

Without batteries and battery brackets

Without spare wheel

Without side protections

Without air condition compressor

•         Cab content/deletions

Without lights and lamps

Without seatbelts

Without mirrors / holders installed

•      Wheel bases / GVW

Wheelbase
Type (GVW)	3.9 m	4.5 m	5.1 m
D75 (7.5 1)	Yes	No	No
D100 (10 1)	Yes	Yes	Yes
D120 (12 1)	Yes	Yes	Yes

•      Variants i.e. bus chassis

5.1 m chassis for 12 t version with air suspension on rear axle /with or without cab floor

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

Attachment C – Minimum Product Cab- Kit Purchase Volumes

•	2009	=>	[***]	units
•	2010	=>	[***]	units
•	2011	=>	[***]	units
•	2012	=>	[***]	units
•	2013	=>	[***]	units
•	2014	=>	[***]	units

Attachment D - Photos

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Smith – AVIA Ashok Supply Agreement

Attachment E – Cost Reduction Projects

Cost down project objective-

1.     Reduce overall bill of material (BOM) cost of the chassis and Cab by 20% within 6 months

2.     Reduce overall Smith Labour required in Chassis and Cab preparation by 50%

3.     Minimisation of transport costs

Project focus- continuous review of cost down opportunities not limited to the following

1.     Localisation of chassis assembly in the USA utilising Avia components.

2.     Cab Project

a.     Smith Cab Harness integration.

b.     Seatbelt Anchorage integration by Avia

c.     USA Specification Seatbelt installation by Avia.

3.     Braking- the installation of the USA department of trade certified (US.DOT) system by Avia

4.     Chassis Harness- Specification, Development and Integration of Smith harness requirements with the existing Avia Chassis Harness.

5.     Chassis Mechanical

a.     Rear axle diff lock removal.

b.     Deletion/Removal off rear mud guard.

c.     Deletion/Removal off rear bumper.

d.     Removal of identified chassis rivets and replacement of bolts as specified.

e.     5.1 meter chassis- movement of identified chassis member to meet the Smith drive shaft mounting requirements

f.      Deletion of surplux hardware associated with the mounting of the front mud guard.

6.     Cab Mechanical

a.     Deletion of the Avia steering wheel logo.

b.     Front Cab pivot brackets over torque on shipping pallets.

c.     Side mirror Cab top mount to be re-aligned to Smith specification.

d.     Right side Cab step hole alignment to be corrected